Exhibit 99.1
OpenText Announces Voting Results for Election of Directors
Waterloo, ON -- September 15, 2021 -- Open Text Corporation (NASDAQ: OTEX, TSX: OTEX) confirmed today that each of the proposals submitted to a vote by shareholders at its Annual General Meeting of Shareholders (the "Meeting") held virtually today was approved, including the election of the twelve nominee directors listed in its management proxy circular dated August 6, 2021. The detailed results of the vote for the election of directors at the Meeting are set out below. Shareholders holding 221,756,497 common shares representing 81.60% of the outstanding common shares were present or represented by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText to serve until the next annual meeting of shareholders of OpenText or until their successors are duly elected or appointed:

	Votes For		Votes Withheld
P. Thomas Jenkins	207,585,163	94.79%	11,403,636	5.21%
Mark J. Barrenechea	211,148,769	96.42%	7,840,030	3.58%
Randy Fowlie	208,214,117	95.08%	10,774,682	4.92%
David Fraser	218,430,672	99.75%	558,127	0.25%
Gail E. Hamilton	208,281,129	95.11%	10,707,670	4.89%
Robert Hau	218,932,073	99.97%	56,726	0.03%
Ann M. Powell	216,529,011	98.88%	2,459,788	1.12%
Stephen J. Sadler	210,167,990	95.97%	8,820,809	4.03%
Harmit Singh	218,872,200	99.95%	116,599	0.05%
Michael Slaunwhite	196,017,060	89.51%	22,971,739	10.49%
Katharine B. Stevenson	215,147,687	98.25%	3,841,112	1.75%
Deborah Weinstein	212,293,276	96.94%	6,695,523	3.06%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (https://www.sedar.com) and Open Text's Form 8-K filed on EDGAR (https://www.sec.gov/edgar.shtml), each of which were filed on September 15, 2021.
About OpenText
OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.
For more information, please contact:
Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

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